UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2008

FIRST UNITED ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Georgia	000-53039	20-2497196
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4615 Back Nine Road, Pelham, Georgia	31779
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 522-2822

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Carbon Dioxide Supply Agreement with Airgas Carbonic, Inc.

Southwest Georgia (“Southwest Georgia”) was created as a wholly owned subsidiary of First United Ethanol, LLC (“First United”) for the special purpose of holding the property and assets of First United, collectively referred to as FUEL. On July 2, 2008, FUEL entered into a carbon dioxide supply agreement (the “Agreement”) with Airgas Carbonic, Inc. (“Airgas”), effective as of June 27, 2008. Airgas will construct, maintain and operate a carbon dioxide facility on FUEL’s land.

FUEL will have a minimum carbon dioxide gas production capacity of 750 tons per day and a liquid carbon dioxide (“LCO2”) capacity of 450 tons per day. Airgas will lease approximately four acres of FUEL’s land, for $100 annually, on which Airgas’ facility is to be located. Airgas may operate its carbon dioxide facility at times and quantities determined by Airgas at its sole expense.

Airgas will be responsible for the construction of a pipeline (“Pipeline”) from FUEL’s ethanol plant to Airgas’ carbon dioxide facility. Additionally, Airgas will install and maintain pipelines to connect to FUEL’s potable water, effluent and process water, and sand sanitary sewer (“Other Pipelines”) and a blower near FUEL’s fermenter, to convey the carbon dioxide gas through the Pipeline. Title to the Pipeline and Other Pipelines will automatically transfer to FUEL at the termination of this Agreement. Airgas shall retain title to the blower and will be responsible for its maintenance. Airgas will be responsible for electricity supplied to its facility. However, FUEL will be responsible for providing 316 kilowatts of electricity to the blower.

Airgas is responsible for obtaining all permits and licenses required by law for the construction, installation and operation of its carbon dioxide facility and construction of the Pipeline. This Agreement will automatically terminate in the event FUEL determines that Airgas or its carbon dioxide facility would cause FUEL to be in violation of any of its environmental permits.

FUEL shall not sell carbon dioxide gas, LCO2, or dry ice from its facility to any person or entity, other than Airgas, for the first three years of the Agreement (“Exclusive Period”). At any time during the Exclusive Period, Airgas may pay $100,000 to FUEL to reserve all carbon dioxide gas produced at FUEL’s facility. In such event, Airgas may also notify FUEL that it wishes to increase the minimum volume of carbon dioxide gas. In the event Airgas does not exercise its option to acquire additional carbon dioxide and FUEL decides to sell carbon dioxide gas, LCO2, or dry ice to another person or entity, FUEL must first notify Airgas of the offer and its terms. Airgas will have thirty days purchase the same amounts on terms identical to those contained in offer to FUEL.

During the first year the price per ton of carbon dioxide gas delivered to Airgas’ facility is $13.00 for the first 100,000 tons taken by Airgas and $7.00 for any amounts of carbon dioxide gas taken by Airgas which exceeds 100,000 tons in the year. At the end of the first year, and at the end of each succeeding year, the price per ton of carbon dioxide gas shall be adjusted by the actual percentage change in Airgas’ selling price of LCO2. Airgas shall take, or pay for if not taken, a minimum of 100,000 tons of carbon dioxide gas (“Minimum Take”) produced by FUEL at its facility. In the event a competing LCO2 plant is built within 250 miles of Camilla, Georgia, the Minimum Take shall be 80,000 tons of carbon dioxide per year. In the event FUEL is unable to make available to Airgas at least 50,000 tons of carbon dioxide gas during any period of 180 consecutive days, Airgas shall have the right to terminate this Agreement without further cost or obligation.

The initial term of the Agreement shall be 15 years. The term shall be automatically renewed for additional terms of 2 years thereafter, unless either party gives 12 months written notice of termination prior to the expiration of the initial term or any renewal term.

Item 9.01 Financial Statements and Exhibits

(a) None.

(b) None.

(c) None.

(d) Exhibit No.          Description

99.1	Carbon Dioxide Supply Agreement between Airgas Carbonic, Inc. and Southwest Georgia Ethanol, LLC, a wholly owned subsidiary of First United Ethanol, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED ETHANOL, LLC

July 8, 2008	/s/ Murray L. Campbell

Date	Murray L. Campbell, Chief Executive Officer

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